Exhibit 99.1

Progressive Care Announces New Chairman and Vice-Chairman of the Board

MIAMI, FL – September 15, 2022 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology company, is pleased to announce the appointments of Charles M. Fernandez as its new Chairman of the Board and Rodney Barreto as Vice-Chairman of the Board effective September 13, 2022.

“I am privileged to take on the role of Chairman at such an exciting time for Progressive Care. I look forward to working closely with the Board and its leadership team to help ensure that during a time when technology is rapidly transforming the healthcare industry, that Progressive Care can continue to innovate and make a positive impact on all stakeholders for years to come,” said Charles Fernandez.

Mr. Fernandez is the Executive Chairman and CEO of NextPlat Corp and has over 30 years’ experience in identifying profitable start-up and dislocation opportunities, building significant value, and executing exit strategies as an entrepreneur and global investor. In 2008, Charles M. Fernandez joined Fairholme Capital Management. As President, he co-managed all three Fairholme funds, and was commended for bringing in a $2 billion gain for shareholders. Throughout his impressive career in Media, Pharmaceuticals, Healthcare, Finance and Technology, he has participated in more than 100 significant mergers, acquisitions, and product development projects. Mr. Fernandez was the founder, Chairman, and CEO of eApeiron Solutions, LLC, a brand protection and e-commerce company in partnership with Alibaba and Eastman Kodak which was successfully sold to Smartrac, leading developer, manufacturer, and supplier of RFID and Internet of Things (“IoT”) solutions, a unit of Avery Dennison Corporation.

“I share in Progressive Care’s belief that technology has the potential to significantly improve patients’ lives and create healthier communities,” said Rodney Barreto. “It’s my honor to join Progressive Care’s Board of Directors and to be part of a company that is committed to enhancing chronic care management through constant innovation.”

Mr. Barreto’s business career spans over 35 years including his role at the Barreto Group and earlier, as the founding partner of Floridian Partners, LLC, a corporate and public affairs consulting firm recognized by policy makers as one of the top in its industry in Florida. He has chaired the Super Bowl Host Committee in 2007, 2010 and 2020, helping to raise more than $100 million dollars for the success of Miami Super Bowls. As a philanthropist and conservationist, Mr. Barreto is also a three-time appointee to the Florida Fish and Wildlife Conservation Commission after having been appointed first by Governor Jeb Bush, the Governor Charlie Crist, and most recently by Governor Ron DeSantis where he has served for over 10 years including holding the title of Chairman eight times. He has twice chaired the Annual U.S. Conference of Mayors, was Chairman of the 1999 Breeder’s Cup Championship held in South Florida and was the Chairman of the 1999 Sister Cities International Convention in Miami. Currently, Mr. Barreto is the Membership Chairman of the Florida Council of 100, and a member of the Boards of Fairchild Tropical Botanic Garden, the Baptist Health South Florida Giving Society, the Bonefish and Tarpon Trust, the Guy Harvey Ocean Foundation, and a member of Miami Dade County Schools Superintendent Carvalho’s Business Advisory Council. Prior to his career in public affairs and real estate, Mr. Barreto was a City of Miami police officer and is a member of the Florida Highway Patrol Advisory Council.

Oleg Firer and Birute Norkute have resigned from the Company’s Board effective September 12, 2022. Ms. Norkute will continue to serve as the company’s Chief Operations Officer and Alan Jay Weisberg has assumed the new role of Co-Vice Chairman, remaining on the Board, while also continuing to serve as Progressive Care’s Chief Executive Officer.

“We are pleased to welcome Charlie and Rodney to Progressive’s Board and are confident they will provide valuable leadership and perspectives as we continue to execute our growth strategy and drive profitability, enhancing value for our shareholders,” said Mr. Weisberg.

“Progressive Care is immensely grateful for Oleg’s dedication and support over the years, as he contributed his knowledge, expertise and insights to our Board. We wish him an abundance of success in his current mission and prosperity in his future endeavors,” concluded Mr. Weisberg.

For more information about Progressive Care, please visit the company’s website.

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About Progressive Care

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Cautionary Statement Regarding Forward-Looking Statements Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding departure of the company’s CEO. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact:

Carlos Rangel

carlosr@pharmcorx.com